Exhibit 99.1

A Message from Doug Parker and Robert Isom	Thursday, March 26, 2020

The latest on our coronvirus response

Dear fellow team members,

These are challenging and unprecedented times for our industry, our company and our team. We have been in this business for quite a while and, like you, can say we’ve never experienced anything quite like this. The speed of change has been nothing short of astounding.

Yesterday, the Senate unanimously approved an economic stabilization package to support U.S. workers and businesses who have been devastated by the drastic economic downturn from coronavirus. We expect the House to act very soon, and then the president will sign the measure into law within the next few days. This legislation includes much-needed relief for airline employees and for airlines overall, which will provide additional stability for our team members - the heart of our company - as we continue to weather this storm.

We all worked hard to generate support for this package along with other airlines and our labor unions. True crisis can bring people together and that was certainly the case here. It was a unified front from start to finish. A silver lining to the work this past week was seeing the sense of bipartisan urgency from our elected officials driven by their view of the work you all do. Our policymakers and many others see commercial carriers as strategic national assets, and they are relying on us to lead the country back to movement when the time is right. The U.S. economy will depend on it.

We are deeply grateful for this support, and will be engaged as the process quickly unfolds from here. To be clear, American must apply for the loans and worker assistance grants, and there is still uncertainty as to exactly what the conditions will be. But we know the government values what we do as an essential service, and they are committed to helping us keep our team flying through - and eventually out of - this crisis, so we are optimistic that the terms will not be onerous.

Of course we remain diligently focused on managing in the short-term and ensuring American’s future is secure. As you know, demand for air travel has fallen in the last few weeks and we are quickly reducing capacity in response. As we continue to reduce our schedule, again with your help, we are also aggressively managing all non-essential and non-operation-critical expenditures. Some of the steps taken thus far include reducing variable costs in response to the capacity reductions, pausing hiring and compensation increases, suspending all non-essential training and other programs, and offering voluntary leaves for team members.

Our leadership team has also asked to participate in lowering our monthly expenses. Effective in April, Robert will reduce his pay by 55% and senior officers will forgo 50% of their pay. Other members of leadership are also stepping forward with pay reductions that will remain in place through the end of June. Because Doug has not taken a cash salary since 2015, he is paid entirely in stock, through a grant made once a year. His grant made at the start of the year is now down almost 50% based on today’s stock price, primarily due to the current crisis. Lastly, our Board of Directors has also asked to participate in this exercise and will forgo all cash compensation through Aug. 30.

You will see more communication on our reduced schedule and voluntary leaves going out to our non-represented team members, similar to what has already been negotiated with our represented team members’ unions. We are hopeful the uptake will be robust and are working hard to make sure all have the ability to continue employment, even if at reduced levels, while this crisis runs its course. We take all of this action with an eye toward the future and the goal of coming out on the other side in a position to quickly ramp back up once America and the world are ready to fly again.

We appreciate that in times of crisis, we all must do our part. Each of you is doing that - whether you are showing up for work at the airport, caring for customers who are changing their reservations, or planning and adjusting our operation with the fluid changes we’re making. You are all doing an incredible job and it is because of that perseverance and leadership that we will pull through. We have no doubt. We are in the thick of the fight right now, and appreciate all you do.

One thing that does not change is the need for each of you to put your safety and well-being first. Make sure you are following the Centers for Disease Control and Prevention’s guidelines and staying healthy. We have policies in place to support you if you are ill and no one should come to work if they feel unwell.

In the end, know this. The work you do is critical, and our country views us as an essential service needed to keep the country moving. Demand will return, and the American Airlines team will be here to take care of people when that time comes. We will do so proudly, safely and with empathy. No one in the world can do that better than our team. So thank you for that leadership, and for all you do.

Doug and Robert